Exhibit 1

Erratum, dated July 27, 2004, amending the Prospectus Supplement, dated June 23, 2004, relating to the Republic of Italy’s US$2,000,000,000 3.75% Notes due December 14, 2007

ERRATUM
(To Prospectus Supplement dated
June 23, 2004 and Prospectus
dated February 19, 2004)

US$2,000,000,000

Republic of Italy

3.75% Notes due 2007

         This Erratum supplements the Prospectus Supplement relating to the Notes dated June 23, 2004 to the Prospectus dated February 19, 2004, and forms a part thereof. This Erratum should be read together with the accompanying Prospectus, and the Prospectus Supplement of the Republic of Italy and any other documents incorporated by reference herein. Unless otherwise defined herein, terms defined in the Prospectus and the Prospectus Supplement shall have the meanings specified therein.

Clearing Systems

         The paragraph “Clearing Systems” on page S-25 of the Prospectus Supplement shall be deleted and replaced in its entirety with the following sentence: “The Notes have been accepted for clearance through DTC, Euroclear and Clearstream (Common Code: 019581195; Global Note ISIN: US465410BM93; CUSIP: 465410BM9).”

         Italy accepts responsibility for the information contained in this Erratum, in the Prospectus Supplement, in the Prospectus and in any other documents incorporated by reference herein. To the best of the knowledge and belief of Italy (which has taken all reasonable care to ensure that such is the case), the information contained in this Erratum, in the Prospectus Supplement, in the Prospectus and in any other documents incorporated by reference herein is in accordance with the facts and does not omit anything likely to affect the import of such information.

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Erratum, the Prospectus Supplement or the Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. The distribution of this Erratum, the Prospectus Supplement, the Prospectus and any other documents incorporated by reference herein and the offering of the Notes in certain jurisdictions may be restricted by law. Persons who come into possession of this Erratum, the Prospectus Supplement or the Prospectus should inform themselves about and observe any such restrictions. This Erratum, the Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

         These securities have not been approved or disapproved by the Securities and Exchange Commission of the United States or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this Erratum, the Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

BNP PARIBAS	Lehman Brothers	UBS Investment Bank

Citigroup Deutsche Bank HSBC Merrill Lynch International		Credit Suisse First Boston Goldman Sachs International JPMorgan Morgan Stanley

The date of this Erratum is July 27, 2004.